Exhibit 99.1

September 18, 2009
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

AUGUST 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of August 31, 2009 served by J:COM’s 23 consolidated franchises reached approximately 3.24 million, up 344,700, or 11.9% since August 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.84 million, up 657,600 or 12.7% since August 31, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.80 as of August 31, 2009 from 1.79 as of August 31, 2008. The cable television digital migration rate as of August 31, 2009 increased to 86% from 75% as of August 31, 2008.

* Since December 2008, J:COM subscriber figures have included former Mediatti Communications, Inc. (Mediatti) six systems subscribers. City Cable Net, Inc. and Edogawa Cable TV Co., Ltd. which are Mediatti subsidiary systems were moved onto the J:COM subscriber management system in August 2009. The impact of the integration resulted in decreases of 400 cable television subscription, 400 RGUs and 300 subscribing households in August.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of August 31, 2009	2,585,600	1,553,200	1,700,000	5,838,800	3,239,700
	Digital: 2,235,700
As of August 31, 2008	2,343,500	1,341,500	1,496,200	5,181,200	2,895,000

Net year-over-year increase	242,100	211,700	203,800	657,600	344,700
Net increase as percentage	10.3%	15.8%	13.6%	12.7%	11.9%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving approximately 3.24 million subscribing households (as of August 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.51 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html